Exhibit 99.1

AptarGroup Reports Record Quarterly Revenue with Earnings Per Share before Restructuring Charges Equal to Prior Year

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--April 25, 2013--AptarGroup, Inc. (NYSE:ATR) today reported first quarter results. Reported revenue reached an all-time quarterly record. Earnings per share before restructuring charges were equal with the prior year first quarter results.

First Quarter 2013 Summary

  Reported sales increased 4% to a quarterly record of $618 million (core sales excluding currency effects and the Aptar Stelmi acquisition decreased 1%)
  Latin America and Asia sales growth remained strong
  Reported earnings per share of $0.59 included the negative impact of $0.05 per share from charges related to the European Operations Optimization plan
  Earnings per share excluding the charges related to the European Operations Optimization plan equaled the prior year’s reported earnings per share of $0.64
  Beauty + Home segment’s sales and income were negatively impacted by softer than anticipated volumes in the U.S.
  Pharma segment’s core sales were negatively affected by the anticipated softness in the U.S. generic allergy market though profitability remained strong
  Aptar Stelmi contributed $0.06 to earnings per share
  Food + Beverage segment had a strong quarter with 13% sales growth and 26% segment income growth

FIRST QUARTER RESULTS

For the quarter ended March 31, 2013, reported sales increased 4% to $618 million from $592 million a year ago. Aptar Stelmi, which was acquired in July of 2012, contributed approximately $35 million or 6% to the quarterly sales growth. Changes in currency exchange rates negatively impacted sales by approximately 1%.

First Quarter Segment Sales Analysis
(Change Over Prior Year)

	Beauty +		Food +	Total
	Home	Pharma	Beverage	AptarGroup
Core Sales	-3%	-4%	13%	-1%
Currency Effects	-1%			-1%
Acquisitions		25%		6%
Total Reported Growth	-4%	21%	13%	4%

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Looking at our sales for the quarter, our Beauty + Home segment was negatively affected by weak volumes in the U.S. beauty and personal care markets. Our Pharma segment was negatively impacted by the anticipated softness in the U.S. generic allergy market and also decreased demand from the European consumer health care market. Aptar Stelmi had a terrific quarter and contributed approximately $35 million in sales. Demand for our Food + Beverage dispensing systems was strong in the quarter. Also, lower custom tooling sales across each segment had a negative effect on our core sales growth. Our operations in Latin America and Asia posted another quarter of strong growth.”

Hagge continued, “Our earnings in the quarter, before any effect of the European Operations Optimization plan, were negatively impacted by a decline in our Beauty + Home segment’s income that was primarily due to weak sales and certain operational inefficiencies in the U.S. In spite of the soft U.S. generic allergy and European consumer health care markets, our legacy Pharma business maintained a strong level of profitability. Also, Aptar Stelmi achieved a high level of productivity and, as a result, posted strong earnings for the quarter. In addition, our Food + Beverage segment was able to leverage their strong sales volumes and increase profitability compared to the prior year. We did experience higher resin costs in the quarter, but we were able to mitigate some of the impact due to our pass-through of the increases.”

In the quarter, the Company recognized charges related to its European Operations Optimization plan and this had a negative effect on earnings per share of $0.05. The Company’s previous earnings per share guidance for the first quarter did not include any impact from the optimization plan. First quarter earnings per share, excluding the charges related to this plan, were $0.64 and this equaled the prior year’s reported earnings per share for the same period.

EUROPEAN OPERATIONS OPTIMIZATION PLAN UPDATE

Commenting on the previously announced operations optimization plan, Hagge stated, “Our plan is progressing well and as expected.”

In the first quarter, the Company recognized approximately $4.5 million of expense related to the plan, of which $0.5 million were non-cash expenses. Using current exchange rates, the Company expects to recognize approximately $9 million in additional costs, most of which will be incurred in 2013. Annual savings of approximately $12 million are expected to begin later this year.

OUTLOOK

Regarding the Company’s outlook, Hagge stated, “Looking to the second quarter, we anticipate our Beauty + Home segment’s income to improve from the disappointing first quarter results. We are optimistic that our legacy Pharma business will see more normalized order levels in the U.S. generic allergy and European consumer health care markets in the second quarter. Also, Aptar Stelmi is expected to continue to perform well. Our Food + Beverage segment is expected to continue to grow over the prior year.”

Hagge continued, “Our second quarter earnings per share guidance does not include any impact from the costs of our European Operations Optimization plan. Currently, we anticipate earnings per share for the second quarter to be in the range of $0.73 to $0.78 compared to $0.61 per share a year ago. Prior year reported earnings per share included a negative impact of $0.05 per share related to costs associated with the Aptar Stelmi acquisition.”

OPEN CONFERENCE CALL

There will be a conference call on Friday, April 26, 2013 at 8:00 a.m. CT to discuss the Company’s first quarter results for 2013. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the beauty, personal care, pharmaceutical, home care, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, economic, environmental or political conditions in the various markets and countries in which AptarGroup operates, changes in customer and/or consumer spending levels including the recent slowdown in Europe; financial conditions of customers and suppliers; fluctuations in the cost of raw materials, components and other input costs; the Company’s ability to increase prices, contain costs and improve productivity; our ability to successfully integrate the Stelmi acquisition; the timing and successful completion of our European operations optimization plan; changes in capital availability or cost, including interest rate fluctuations; the competitive marketplace; fiscal and monetary policy; changes in foreign currency exchange rates; direct or indirect consequences of acts of war or terrorism; and labor relations. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-K’s and Form 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2013	2012

Net Sales	$617,633	$592,498
Cost of Sales (exclusive of depreciation
shown below)	418,486	401,070
Selling, Research & Development and
Administrative	94,307	88,499
Depreciation and Amortization (1)	36,171	32,554
Restructuring Initiatives	4,067	-
Operating Income	64,602	70,375
Other Income/(Expense):
Interest Expense	(5,081)	(5,242)
Interest Income	849	1,028
Equity in income of affiliates	(262)	(131)
Miscellaneous, net	(706)	247
Income before Income Taxes	59,402	66,277
Provision for Income Taxes	19,424	22,464
Net Income	$39,978	$43,813

Net Loss Attributable to Noncontrolling Interests	51	(4)

Net Income Attributable to AptarGroup, Inc.	$40,029	$43,809

Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.61	$0.66
Diluted	$0.59	$0.64

Average Numbers of Shares Outstanding:
Basic	66,155	66,196
Diluted	68,296	68,785

Notes to Condensed Consolidated Financial Statements:
(1) Depreciation and Amortization for the quarter ended March 31, 2013 included approximately $0.5 million of accelerated depreciation related to the European Operations Optimization plan.

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
ASSETS

Cash and Equivalents	$225,104	$229,755
Receivables, net	441,284	396,788
Inventories	326,248	321,885
Other Current Assets	98,762	90,505
Total Current Assets	1,091,398	1,038,933
Net Property, Plant and Equipment	834,978	848,233
Goodwill, net	344,712	351,552
Other Assets	81,482	85,694
Total Assets	$2,352,570	$2,324,412

LIABILITIES AND EQUITY

Short-Term Obligations	$88,893	$74,654
Accounts Payable and Accrued Liabilities	388,585	380,669
Total Current Liabilities	477,478	455,323
Long-Term Obligations	352,749	352,860
Deferred Liabilities	134,573	135,731
Total Liabilities	964,800	943,914

AptarGroup, Inc. Stockholders' Equity	1,387,212	1,379,890
Noncontrolling Interests in Subsidiaries	558	608
Total Equity	1,387,770	1,380,498

Total Liabilities and Equity	$2,352,570	$2,324,412

APTARGROUP, INC.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
SEGMENT INFORMATION

	Three Months Ended
	March 31,

	2013	2012
NET SALES
Beauty + Home	$363,472	$377,151
Pharma	168,869	140,043
Food + Beverage	85,292	75,304
Total Net Sales	$617,633	$592,498

SEGMENT INCOME (1)
Beauty + Home	$24,415	$32,972
Pharma (2)	45,980	39,372
Food + Beverage	8,550	6,788
Restructuring Initiatives & Related Depreciation (3)	(4,526)	-
Corporate and Other	(10,785)	(8,641)
Total Income Before Interest and Taxes	$63,634	$70,491
Interest Expense, Net	(4,232)	(4,214)
Income before Income Taxes	$59,402	$66,277

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	6.7%	8.7%
Pharma (2)	27.2%	28.1%
Food + Beverage	10.0%	9.0%

Notes to Condensed Consolidated Financial Statements:
(1) - The Company evaluates performance of its business units and allocates resources based upon segment income defined as earnings before net interest expense, certain corporate expenses, restructuring initiatives and income taxes.

(2) - Pharma segment income as a percent of net sales would have been approximately 29.3% for the first quarter of 2013 if the effects of the Aptar Stelmi acquisition had been excluded.

(3) - Restructuring Initiatives & Related Depreciation includes the following income/(expense) items:

Depreciation:	2013	2012
European Operations Optimization Plan	$(459)

Restructuring Initiatives:
European Operations Optimization Plan	$(4,067)
Total Restructuring Initiatives & Related Depreciation	$(4,526)	$-

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria, 815-477-0424